Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262281

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated May 20, 2022)

ads-tec energy PLC

43,937,083 ORDINARY SHARES

11,662,486 ORDINARY SHARES Issuable upon Exercise of Warrants

11,662,486 WARRANTS

This prospectus supplement amends and supplements the prospectus dated May 20, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-262281), that relates to the issuance by us of an aggregate of up to 11,662,486 of our ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), (b) the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (collectively, the “Selling Securityholders”) of up to 55,599,569 of our Ordinary Shares, (c) up to 7,187,486 Public Warrants, (d) up to 4,375,000 Private Warrants, and (e) up to 100,000 Lender Warrants (as defined in the Prospectus).

Our Ordinary Shares and Public Warrants (as defined in the Prospectus) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ADSE” and “ADSEW”, respectively. On December 19, 2022, the closing sale price as reported on Nasdaq of our Ordinary Shares was $3.27 per share and of our Public Warrants was $0.19 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2022.

EXPLANATORY NOTE

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16 under the Securities Exchange Act of 1934

November 30, 2022

Commission File Number 001-41188

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

(Translation of registrant’s name into English)

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

Telephone: +353 1 920 1000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

On November 30, 2022 ADS-TEC ENERGY PLC (the “Company”) held its general meeting of the shareholders (the “General Meeting”). Of the total of 48,807,898 of the Company’s ordinary shares, $0.0001 nominal value per share (the “Ordinary Shares”) issued, outstanding, and eligible to vote as of the record date of November 4, 2022, a quorum of 37,855,192 Ordinary Shares, or approximately 77.5%, voted at or were represented by proxy at the General Meeting.

At the General Meeting, the shareholders approved of each of the voting items on the agenda, including:

•	Re-election of Joseph Brancato as director for a three-year term;
•	Acknowledgement of the re-appointment of the statutory auditors; and
•	Authorization for the Directors to fix the remuneration of the statutory auditors.

Incorporation by Reference

The information furnished in this Report on Form 6-K is hereby incorporated by reference into the Company’s registration statement on Form F-1, filed with the U.S. Securities and Exchange Commission on May 20, 2022, as amended (Registration No. 333-262281).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Form 6-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “hope,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include the Company’s expectations with respect to future performance and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include but are not limited to risks and uncertainties incorporated by reference under “Risk Factors” in the Company’s Form 20-F (SEC File No. 001-41188) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 28, 2022 and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 20, 2022	ads-tec Energy PLC

	By:	/s/ Wolfgang Breme
	Name:	Wolfgang Breme
	Title:	Chief Financial Officer

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